SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D)

of the

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) February 7, 2008

EXOBOX TECHNOLOGIES CORP.

(Exact name of registrant as specified in its charter)

Nevada

 (State or other jurisdiction of incorporation or organization)

88-0456274
(IRS Employer Identification Number)

2121 Sage Road, Suite 200
Houston, Texas 77056
(Address of principal executive offices)

Robert B. Dillon, President
Exobox Technologies Corp.
2121 Sage Road, Suite 200
Houston, Texas 77056
(Name and address of agent for service)

(713) 781-6173
(Telephone number, including area code of agent for service)

ITEM 8. OTHER EVENTS

ITEM 8.01 – OTHER EVENTS

Michael Garfield has become a consultant for Exobox and member of the Company’s Technical Advisory Board (“TAB”), effective February 7, 2008.  The TAB is composed of technical experts carefully selected from leaders in the software industry and related technology fields, to help advise and guide the Company on various technology issues such as strategic positioning, planning and standards for the Company’s enterprise & home user end point security software technology and derivative products.

Additional Exobox TAB members will be added from time to time by the Company, by selecting from industry leaders in targeted segments of the industry to supplement and broaden the efforts of the existing members and to enhance the Company’s product development and product placement capabilities.

About Michael Garfield

Mr. Garfield is a technology expert for several media outlets in the southwest U.S. and on the Web.  He began his broadcasting segments in the late 1990’s on the Houston NBC-TV affiliate and continues today with syndicated programs to radio and TV stations and print publications.

Known as “The High-Tech Texan®,” Michael hosts a radio program from his flagship station in Houston, The 9-5-0 KPRC-AM.  “The High-Tech Texan® Show with Michael Garfield” features  industry guests, listener call-ins, product reviews, tips and opinions.

As a key figure in the technology industry, Michael regularly appears at conferences and across the media to speak about technology products and services, cyberspace issues and related topics.  Recent media appearances include CNBC, FOX and various CBS and ABC affiliates.

Michael gained experience in the communications, marketing and promotion fields with companies like Clear Channel, Microsoft, MCI, Bank One and ProServ Sports Management.  Upon graduating college he was hired as one of the youngest TV Show Hosts in the history of QVC Network.

Michael is a graduate of the University of Texas at Austin and holds a bachelors degree in Communications, Radio-TV-Film.

About Exobox Technologies Corp
Exobox Technologies Corp., headquartered in Houston, Texas, is a developer of innovative enterprise and home user endpoint security software technology.  Exobox is uniquely positioned for the development and market introduction of what the Company believes will be the most advanced computer security system available.

By: /s/Robert B. Dillon
Robert B. Dillon, President
Dated: February 7, 2008